[Avanir Pharmaceuticals LOGO]

AVANIR RECEIVES APPROXIMATELY $4.2 MILLION
FROM EXERCISE OF WARRANTS

San Diego, February 6, 2006 — Avanir Pharmaceuticals (AMEX: AVN.R) announced today that as of Friday, February 3, a majority of the holders of the Company’s Class A Warrants have elected to exercise their option to purchase a total of 601,454 shares of Avanir’s common stock at a price of $7.00 per share, resulting in net proceeds to the Company of approximately $4.2 million. The Company expects that the remaining warrants in this series, representing 95,642 shares of common stock and an additional $669,000 in proceeds to the Company, will be exercised prior to the expiration of the redemption period, which ends at 5:00 p.m. Eastern Standard Time on February 7, 2006. The redemption period was triggered with the Company’s stock price trading above $14.00 per share for a specified period of time. The Class A Warrants exercised were originally issued in December 2003 in an equity financing that raised approximately $8.0 million in working capital for the Company.

With the exercise of these Class A Warrants, the Company has only one series of common stock warrants that remains outstanding, representing the right to purchase up to 271,318 shares of common stock at a price of $8.92 per share. The Company will have the right to redeem any unexercised warrants for this series for a nominal amount if the Company’s common stock trades above $17.84 per share for a period of 25 consecutive trading days.

About Avanir
Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases. Avanir previously announced positive results in the second of two required Phase III clinical trials of Neurodex™, an investigational new drug for the treatment of involuntary emotional expression disorder (IEED). Additionally, Avanir has initiated a Phase III clinical trial for Neurodex as a potential treatment in patients with diabetic neuropathic pain, a second indication for Neurodex. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd., for the treatment of inflammatory disease and AstraZeneca, for the treatment of cardiovascular disease. The Company’s first commercialized product, “abreva®”, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Forward Looking Statements
The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q and other publicly available information regarding the Company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect”. Avanir disclaims any intent or obligation to update these forward-looking statements.

Avanir Pharmaceuticals Contacts Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com

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